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                                                               EXHIBIT (a)(1)(E)


                                  CLIENT LETTER

                                 SHOLODGE, INC.
                                OFFER TO PURCHASE

                7 1/2 % SUBORDINATED CONVERTIBLE NOTES, DUE 2004

      THE OFFER WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 27, 2003 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION
                                     TIME")

                                  July 31, 2003

To Holders of the 7 1/2 % Subordinated Convertible Notes, due 2004:

         We are offering to purchase up to $7,000,000 aggregate principal amount of the 7 1/2 % Subordinated Convertible Notes, due 2004, of ShoLodge, Inc. ("ShoLodge"), on the terms and subject to the conditions set forth in our enclosed Purchase Offer Statement (the "Statement").

         For your convenience, we summarize certain terms of the Offer below. This summary is not complete. You should read the Statement for a more detailed description of the terms of the Offer.

Settlement Date

         If you do not validly tender your notes prior to the expiration time, you will not receive the offered consideration. We will pay the offered consideration on the third business day after the date the Offer expires.

Withdrawal Rights

         You may withdraw tendered notes prior to the applicable expiration time.

How to Accept an Offer

         If you would like to tender notes pursuant to the Offer, you may do so through DTC's ATOP program or by following the instructions that appear in the Statement and in the related Letter of Transmittal and completing the Letter of Instructions (the "Instructions") attached hereto. If you tender through ATOP you do not need to complete the Letter of Transmittal.

         If you hold your notes through a broker or other nominee, only that broker or nominee can tender your notes. In that case, you must instruct your broker or nominee if you want to tender those notes. The Instructions should be signed, completed and forwarded to your broker or nominee as promptly as possible in order to permit the tender of your notes.

         If you have questions about the Offer or procedures for tendering, you should contact the Company at the telephone number set forth below. If you would like additional copies of the Statement and the related Letter of Transmittal, you should call the Company at the telephone number set forth below.

                                    Very truly yours,


                                    SHOLODGE, INC.
                                    Attention: Richard L. Johnson
                                    130 Maple Drive North
                                    Hendersonville, TN 37075
                                    (615) 264-8000